Canterbury Consulting Group, Inc.                           352 Stokes Road
                                                                  Suite 200
                                                 Medford, New Jersey  08055
                                        (609) 953-0044 * FAX (609) 953-0062


                         For Immediate Release

                    CANTERBURY/CCG GROUP MERGER TERMINATED

Medford, NJ - March 16, 2005

Canterbury Consulting Group, Inc. (CITI) announced today that its
Agreement and Plan of Merger with CCG Group, Inc. which had been announced on November 22, 2004 has been terminated in conjunction with Article 1,
Section 1.1.(a) of the Agreement, which stated that "in no event will the Effective Time of the Merger extend beyond March 15, 2005."

Kevin J. McAndrew, Canterbury's President said, "We are disappointed that this Merger could not be completed. CCG Group's cash funds were in place and we were in process of responding to the SEC's questions and comments, but we just ran out of time. CCG Group has withdrawn their offer and no ongoing discussions are taking place at this time. Nor is the Special Committee of our Board of Directors in discussion with any other viable entity."

Canterbury has filed a Form 8-K with the Securities and Exchange
Commission relating to this event. This filing may be accessed in its entirety on the internet at www.sec.gov or by contacting the Company.

                             *  *  *  *  *

This press release contains forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by the Company with the SEC (including its Annual Report on Form 10-K for the year ended November 30, 2003 and its most recent reports on Form 8-K and Form 10-Q, copies of which are available upon request or over the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.

Darcy Teibel, Investor Relations
Canterbury Consulting Group, Inc., 609-953-0044